Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Dollar Financial Corp. 1999 Stock Incentive Plan and the Dollar Financial Corp. 2005 Stock Incentive Plan of our report dated August 27, 2004, except for Note 16, as to which the date is January 27, 2005, with respect to the consolidated financial statements of Dollar Financial Corp, included in its prospectus dated January 27, 2005 for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 11, 2005